 Exhibit 99.1

Contact:

Robert A. Ramirez, CFO, 305-375-8005 or rramirez@thehackettgroup.com

The Hackett Group Announces First Quarter 2014 Results

•	Q1 2014 revenue of $54.9 million and pro forma EPS of $0.08 cents at high-end of revised guidance

MIAMI, FL – May 6, 2014 - The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory and business transformation and technology consulting firm, today announced its financial results for the first quarter, which ended March 28, 2014.

First quarter 2014 revenue was $54.9 million. Pro forma diluted earnings per share were $0.08 for the first quarter of 2014, as compared to $0.10 for the same period in 2013. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables.

GAAP diluted loss per share was $0.07 for the first quarter of 2014, as compared to diluted earnings per share $0.06 in the first quarter of 2013. GAAP loss per share for the first quarter of 2014 included a $3.6 million restructuring charge primarily related to organizational actions taken in Europe.

During the first quarter the Company utilized cash to repurchase approximately 716 thousand shares of the Company's common stock at an average price of $6.06 per share, for a total cost of $4.3 million. As of the end of the first quarter of 2014, the Company's remaining stock repurchase program authorization was $5.3 million.

"As a result of our actions taken in Europe, the strong Hackett North America momentum and the acquisition of Technolab, we now have the opportunity to meet or exceed last year's second quarter results.  This is in spite of having only neutralized the European contribution impact at this point," stated Ted A. Fernandez, Chairman & CEO of The Hackett Group, Inc.

Based on the current economic outlook, the Company estimates total revenue for the second quarter of 2014 to be in the range of $56.0 million to $58.0 million, and estimates pro forma diluted earnings per share to be in the range of $0.12 to $0.14.

Other Highlights

Technolab Acquisition - The Hackett Group announced the acquisition of Technolab International Corporation's  U.S., Canada and Uruguay operations.  The acquisition brings many strategic synergies. The Hackett Group’s EPM practice represents the company’s single largest practice area, and Technolab adds a group of highly skilled associates based primarily out of its Montevideo, Uruguay, Global Application Management Services Center. The acquisition provides The Hackett Group with new application management services and offshore development support capabilities which will strongly complement existing EPM and BI offerings.

Finance Key Issues Research - New Finance Key Issues research from The Hackett Group found that corporate finance leaders are expecting budgets to be slightly up while staffing will continue to be reduced in 2014. In the face of a significant drive toward revenue growth, this will translate into another year of pressure on finance organization to deliver productivity improvements. As business strategies are focusing on innovation to realize much of this growth, finance also needs to make significant shifts in staff and services to support this enterprise agenda.

Procurement Key Issues Research - New Procurement Key Issues research from The Hackett Group found that procurement leaders are expanding  their priorities for 2014, moving beyond  a historic emphasis on reducing purchase costs and adding focus on expanding and deepening the scope of spend influence as well as supporting supplier-led product innovation.

On Tuesday, May 6, 2014, senior management will discuss first quarter results in a conference call at 5:00 P.M. ET.

The number for the conference call is (800) 779-3138, [Passcode: First Quarter, Leader: Ted A. Fernandez]. For International callers, please dial (517) 308-9381.

Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Tuesday, May 6, 2014 and will run through 5:00 P.M. ET on Tuesday, May 20, 2014. To access the rebroadcast, please dial (800) 216-6081. For International callers, please dial (402) 220-3895.

In addition, The Hackett Group will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit http://www.thehackettgroup.com   approximately 10 minutes prior to the start of the call and click on the conference call link provided. An online replay of the call will be available after 8:00 P.M. ET on Tuesday, May 6, 2014 and will run through 5:00 P.M. ET on Tuesday, May 20, 2014. To access the replay, visit http://www.thehackettgroup.com   or http://www.streetevents.com.

About The Hackett Group

The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic business advisory and business transformation and technology consulting firm, is a leader in best practice advisory, benchmarking, and transformation consulting services including enterprise performance management and business intelligence, strategy and operations, working capital management, shared services and globalization advice. Utilizing best practices and implementation insights from more than 10,000 benchmarking engagements, executives use The Hackett Group's empirically-based approach to quickly define and implement initiatives to enable world-class performance. Through its REL group, The Hackett Group offers working capital solutions focused on delivering significant cash flow improvements. Through its Archstone Consulting group, The Hackett Group offers Strategy & Operations consulting services in the Consumer and Industrial Products, Pharmaceutical, Manufacturing and Financial Services industry sectors. Through its Hackett ERP Solutions group, The Hackett Group offers business application consulting and application management services that help maximize returns on IT investments. The Hackett Group has completed benchmark studies with over 3,500 major corporations and government agencies, including 97% of the Dow Jones Industrials, 83% of the Fortune 100, 87% of the DAX 30 and 48% of the FTSE 100.

More information on The Hackett Group is available: by phone at (770) 225-7300; by e-mail at info@thehackettgroup.com.

# # #

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause The Hackett Group's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of our products, services, or offerings mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to retain existing business, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the business consulting and information technology industries, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable due to the bankruptcy or financial difficulties of our customers, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates, our ability to obtain debt financing through additional borrowings under an amendment to our existing credit facility as well as other risks detailed in our Company's Annual Report on Form 10-K for the most recent fiscal year filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Page 4 of 6 - The Hackett Group, Inc. Announces First Quarter Results

The Hackett Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended
	March 28,	March 29,
	2014	2013
Revenue:
Revenue before reimbursements	$49,418	$48,871
Reimbursements	5,487	5,478
Total revenue	54,905	54,349

Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses
(includes $615 and $823 of stock compensation expense in the quarters
ended March 28, 2014 and March 29, 2013, respectively)	33,253	32,042
Reimbursable expenses	5,487	5,478
Total cost of service	38,740	37,520

Selling, general and administrative costs
(includes $653 and $699 of stock compensation expense in the quarters
ended March 28, 2014 and March 29, 2013, respectively)	14,241	13,300
Restructuring costs	3,604	-
Total costs and operating expenses	56,585	50,820
(Loss) income from operations	(1,680)	3,529
Other income (expense):
Interest income	1	1
Interest expense	(124)	(142)
(Loss) income from continuing operations before income taxes	(1,803)	3,388
Income tax expense	243	1,359
(Loss) income from continuing operations	(2,046)	2,029
Loss from discontinued operations	-	(71)
Net (loss) income	$(2,046)	$1,958

Basic net (loss) income per common share:
(Loss) income per common share from continuing operations	$(0.07)	$0.07
Loss per common share from discontinued operations	-	(0.01)
Net (loss) income per common share	$(0.07)	$0.06

Diluted net (loss) income per common share:
(Loss) income per common share from continuing operations	$(0.07)	$0.06
Loss per common share from discontinued operations	-	-
Net (loss) income per common share	$(0.07)	$0.06

Weighted average common shares outstanding:
Basic	29,120	30,292
Diluted	29,120	31,473

Pro forma data (1):
(Loss) income from continuing operations before income taxes	$(1,803)	$3,388
Stock compensation expense	1,268	1,522
Acquisition-related costs	120	-
Restructuring costs	3,604	-
Amortization of intangible assets	557	150
Pro forma income before income taxes	3,746	5,060
Pro forma income tax expense	1,423	2,024
Pro forma net income	$2,323	$3,036

Pro forma basic net income per common share	$0.08	$0.10
Weighted average common shares outstanding	29,120	30,292

Pro forma diluted net income per common share	$0.08	$0.10
Weighted average common and common equivalent shares outstanding	29,869	31,473

(1)

The Company provides pro forma earnings results (which exclude the amortization of intangible assets, stock compensation expense and results from discontinued operations and include a normalized tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP results are provided to enhance the overall users' understanding of the Company's current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the continued inclusion of non-GAAP results provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Page 5 of 6 - The Hackett Group, Inc. Announces First Quarter Results

The Hackett Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 28,	December 27,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$12,694	$18,199
Accounts receivable and unbilled revenue, net	36,911	34,011
Deferred tax asset, net	3,610	5,130
Prepaid expenses and other current assets	2,638	2,283
Total current assets	55,853	59,623

Restricted cash	654	354
Property and equipment, net	12,814	13,019
Other assets	4,704	1,039
Goodwill, net	83,576	76,283
Total assets	$157,601	$150,318

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,043	$8,080
Accrued expenses and other liabilities	33,994	25,646
Current portion of long-term debt	2,400	-
Total current liabilities	41,437	33,726
Long-term deferred tax liability, net	2,919	4,387
Long-term debt	26,325	19,029
Total liabilities	70,681	57,142

Shareholders' equity	86,920	93,176
Total liabilities and shareholders' equity	$157,601	$150,318

Page 6 of 6 - The Hackett Group, Inc. Announces First Quarter Results

The Hackett Group, Inc.

SUPPLEMENTAL FINANCIAL DATA

(unaudited)

	Quarter Ended
	March 28,	March 29,	December 27,
	2014	2013	2013
Revenue Breakdown by Group:
(in thousands)
The Hackett Group (2)	$46,133	$43,612	$44,152
ERP Solutions (3)	8,772	10,737	8,452
Total revenue	$54,905	$54,349	$52,604

Revenue Concentration:
(% of total revenue)
Top customer	4%	4%	3%
Top 5 customers	13%	14%	11%
Top 10 customers	22%	23%	19%

Key Metrics and Other Financial Data:

Total Company:
Consultant headcount	770	719	702
Total headcount	971	906	891
Days sales outstanding (DSO)	61	56	59
Cash (used in) provided by operating activities (in thousands)	$(7,987)	$(547)	$15,224
Depreciation (in thousands)	$653	$499	$466
Amortization (in thousands)	$557	$150	$151

The Hackett Group (in thousands):
The Hackett Group annualized revenue per professional (2)	$336	$329	$332

ERP Solutions:
ERP Solutions consultant utilization rate (3)	76%	75%	71%
ERP Solutions gross billing rate per hour (3)	$127	$137	$127

Share Repurchase Plan (4):
Shares purchased in the quarter (in thousands)	716	-	894
Cost of shares repurchased in the quarter (in thousands)	$4,337	$-	$5,368
Average price per share of shares purchased in the quarter	$6.06	$-	$6.00
Remaining authorization (in thousands)	$5,257	$556	$4,594

(2) The Hackett Group encompasses the Benchmarking, Business Transformation and Executive Advisory groups, and EPM Technologies.
(3) ERP Solutions encompasses Best Practice Implementation of ERP Software, the SAP group, approximately 45% of which are offshore resources.
(4) The Share Repurchase Plan information does not include approximately 1.0 million shares purchased pursuant to the Dutch Tender Offer at $7.00 per share for a total of $6.9 million, excluding fees, during Q4 2013.